                                                            FILED UNDER RULE 433
                                                             FILE NO. 333-125553

                                Final Term Sheet

                                December 8, 2005

Issuer:                                            CMS Energy Corporation (CMS)
Size:                                              $125,000,000
Description:                                       Senior notes
Type:                                              SEC-registered

                                                   Registration statement no. 333-125553
Joint book-running managers:                       Citigroup Global Markets Inc.;
                                                   Merrill Lynch, Pierce, Fenner & Smith Incorporated

Co-managers:                                       Banc of America Securities LLC;
                                                   KeyBanc Capital Markets, a division of McDonald
                                                     Investments Inc.;
                                                   Wedbush Morgan Securities Inc.

Underwriting Commitment:                           Citigroup Global Markets Inc.: $50,000,000
                                                   Merrill Lynch, Pierce, Fenner & Smith Incorporated:
                                                   $50,000,000
                                                   Banc of America Securities LLC: $12,500,000
                                                   KeyBanc Capital Markets,  a division of McDonald
                                                     Investments Inc.: $6,250,000
                                                   Wedbush Morgan Securities Inc.: $6,250,000

Maturity:                                          December 15, 2015
Interest rate:                                     6.875%
Interest payment dates:                            June 15 and December 15
First interest payment date:                       June 15, 2006
Record dates:                                      June 1 and December 1
Yield to maturity:                                 6.875%
Spread:                                            2.40%
Make-whole call:                                   Treasury rate plus 50 basis points
Public offering price:                             100.00% per note; $125,000,000 total
Underwriting discount:                             1.75% per note; $2,187,500 total
Proceeds (before expenses) to CMS:                 98.25% per note; $122,812,500 total
Settlement date:                                   December 13, 2005 (T+3)
Selling concession:                                0.50%
Reallowance to other dealers:                      0.25%
CUSIP:                                             125896AZ3

CMS ENERGY CORPORATION HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SECURITIES AND EXCHANGE COMMISSION ("SEC") FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS CMS ENERGY CORPORATION HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT CMS ENERGY CORPORATION AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEBSITE AT WWW.SEC.GOV. ALTERNATIVELY, CMS ENERGY CORPORATION, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING TOLL-FREE 1-800-248-3580.